Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, September 4, 2008: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported Net Sales for the second quarter ended July 31, 2008 increased approximately 1% to $236.8 million compared to $234.9 million for the prior year period.  Excluding the sales of the Blyth HomeScents International (BHI) North American mass channel candle business, divested in the first quarter of last year, second quarter Net Sales would have increased 3%, reflecting strong growth overall in PartyLite’s international markets and growth in the Wholesale Foodservice business, partially offset by lower sales within Blyth’s other businesses due in part to reduced consumer spending.  International sales represented 39% of total sales in the second quarter this year versus 30% last year.  Foreign exchange had a 5 percentage point favorable impact on second quarter Net Sales.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “PartyLite’s European markets continued to experience strong sales growth as the consumer responded particularly well to summer promotions even as discretionary spending has contracted.”

Mr. Goergen continued, “Sales volume declined across most of our U.S. business units as consumers scaled back their purchases.  Higher gasoline and food prices deterred spending, resulting in lower volume in our direct-to-consumer businesses. Traffic at the wholesale summer gift shows was also notably lower.  Moreover, price increases implemented for certain product lines did not offset higher product promotion, commodity and transportation costs.”

Operating Profit for the second quarter was $8.1 million this year versus $7.7 million last year.  Excluding BHI’s unusual charge for the current year and prior year losses, second quarter Operating Profit would have been $8.4 million this year versus $12.7 million last year.  This decline reflects the impact of lower sales for PartyLite U.S., increased promotions to drive sales, higher commodity costs and freight surcharges, and the impact of certain system implementations.

Net earnings for the quarter were $3.0 million compared to $3.2 million for the prior year.  Diluted Earnings Per Share for the second quarter were $0.08 this year and last year.  Excluding BHI’s unusual charge for the current year and prior year losses, diluted Earnings Per Share for the quarter would have been $0.09 this year versus $0.16 last year.

Net Sales for the six months ending July 31, 2008 declined approximately 4% to $486.6 million from $505.2 million reported for the same period a year ago.  Excluding the sales of the BHI North American mass channel candle business, Net Sales would have increased 1% for the first six months.  Operating Profit for the six months this year was $18.0 million versus $24.3 million a year earlier, reflecting the factors previously noted.  Excluding (on a pre-tax basis) BHI’s unusual charge of $0.5 million this year and losses of $7.5 million last year, Operating Profit for the first six months would have been $18.5 million this year versus $31.8 million last year.

Net income for the first six months was $4.2 million compared to $14.9 million last year.  Diluted Earnings Per Share were $0.11 compared to $0.37 for last year’s first half.  Included in this year’s first half are costs totaling $0.5 million pre-tax, equating to $0.3 million after tax or $0.01 per share associated with the Wholesale restructuring.  Also included in this year is a charge of $5.2 million (pre-tax and after tax), or $0.14 per share in the first quarter related to the write-off of the Company’s investment in RedEnvelope.  Included in last year’s results were losses and charges related to BHI totaling $7.5 million pre-tax, equating to $4.6 million after tax, or $0.12 per share.  Excluding the aforementioned items, earnings per share for the six month period would have been $0.26 this year and $0.49 last year.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

In the Direct Selling segment, second quarter net sales increased 9% to $141.4 million versus $130.2 million for the same period last year.  Sales increases in Europe and Canada more than offset a sales decline of 16% in PartyLite’s U.S. market.  Active independent sales Consultants (measured on a 60-day basis – please see paragraph below) total over 20,000 in the U.S. versus over 21,000 in last year’s second quarter.  Stabilizing the consultant base through training, enhanced home office support and promotional incentives remains a key area of management’s focus.

In PartyLite Canada, sales increased 13% in local currency during the quarter, which translated into 20% sales growth in U.S. Dollars, with active independent sales Consultants totaling over 5,000 this year versus over 4,000 last year.  PartyLite Europe’s sales increased 16% in local currencies during the quarter, which translated into a sales growth of 35% in U.S. Dollars.  PartyLite’s European active independent sales Consultants increased to over 26,000 in this year’s second quarter versus over 22,000 in last year’s second quarter.

Second quarter operating profit in the Direct Selling segment was $12.5 million versus $15.4 million in the same period last year and was driven by lower sales and higher promotional costs within PartyLite U.S., as well as the impact of commodity cost increases and fuel surcharges, partially offset by improved profitability in PartyLite International.

Management noted that, as of the first quarter of fiscal year 2009, it has updated its approach in calculating active independent sales Consultants and is now reflecting the number of Consultants who have placed an order within the past 60 days.  This change is in keeping with PartyLite’s promotional strategy, which is utilizing multi-month performance metrics in addition to monthly promotions with the intent to keep new Consultants engaged for a longer period and thus have greater success in establishing their business.  Prior year Consultant figures have also been updated to reflect the new calculation.

In the Catalog & Internet segment, second quarter net sales decreased 2% to $39.3 million versus $40.2 million last year due to soft sales for certain of the Miles Kimball Company catalogs, as well as the impact of a system implementation that resulted in shipments being delayed into the third quarter.  Second quarter operating loss in this segment was $4.3 million versus an operating loss of $2.9 million in the prior year.  The segment operating loss reflects increased paper and postage costs over the prior year, the impact of the system implementation and the seasonality of the Miles Kimball Company, as well as continued investment spending in Boca Java.

In the Wholesale segment, second quarter net sales were $56.0 million versus $64.5 million for the prior year, which includes sales from the BHI North American mass channel candle business in last year’s second quarter. Excluding BHI, second quarter Wholesale segment Net Sales would have declined 1% versus the prior year, driven by lower sales of home décor products and seasonal decorations, partially offset by an increase in Foodservice sales.  Second quarter operating loss in the Wholesale segment was $0.2 million compared to last year’s operating loss of $4.8 million. Excluding the aforementioned pre-tax losses and charges of $0.3 million this year and $5.0 million last year, this segment’s operating income would have been $0.1 million this year versus $0.2 million last year.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on September 5th at 2:00 pm EDT.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.

Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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BLYTH, INC.

Condensed Consolidated Statements of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2008	2007	2008	2007

Net sales	$236,786	$234,871	$486,634	$505,238
Cost of goods sold	108,779	113,501	219,196	242,164
Gross profit	128,007	121,370	267,438	263,074
Selling	87,691	78,996	186,365	172,645
Administrative and other	32,252	34,704	63,048	66,103
	119,943	113,700	249,413	238,748
Operating profit	8,064	7,670	18,025	24,326

Other expense (income)
Interest expense	2,449	3,625	4,872	7,346
Interest income	(1,043)	(2,061)	(2,355)	(4,050)
Foreign exchange and other	556	397	4,237	(151)
	1,962	1,961	6,754	3,145
Earnings before income taxes and minority interest	6,102	5,709	11,271	21,181
Income tax expense (benefit)	3,068	2,510	7,048	6,223
Earnings before minority interest	3,034	3,199	4,223	14,958
Minority interest	29	27	57	54
Net earnings	$3,005	$3,172	$4,166	$14,904

Basic:
Net earnings per common share	$0.08	$0.08	$0.11	$0.38
Weighted average number of shares outstanding	36,304	39,488	36,290	39,400

Diluted:
Net earnings per common share	$0.08	$0.08	$0.11	$0.37
Weighted average number of shares outstanding	36,712	39,835	36,660	39,751

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2008	July 31, 2007
Assets
Cash and Cash Equivalents	$106,166	$90,833
Short Term Investments	11,034	125,985
Accounts Receivable, Net	54,036	56,822
Inventories	170,040	143,652
Property, Plant & Equipment, Net	137,576	149,368
Other Assets	166,026	201,984
	$644,878	$768,644

Liabilities and Stockholders’ Equity
Bank and Other Debt	$28,986	$13,982
Bond Debt	143,666	197,615
Other Liabilities	184,262	185,434
Stockholders’ Equity	287,964	371,613
	$644,878	$768,644

Blyth, Inc.

Supplemental Non-GAAP Earnings (Loss) Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Three Months Ended
	July 31, 2008		July 31, 2007
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$3,215	$0.09	$6,291	$0.16

Non-GAAP Adjustments:

BHI restructuring, loss from operations and loss on sale	(210)	(0.01)	(3,119)	(0.08)

GAAP net earnings	$3,005	$0.08	$3,172	$0.08

This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.

Blyth, Inc.

Supplemental Non-GAAP Earnings (Loss) Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 31, 2008		July 31, 2007
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$9,650	$0.26	$19,536	$0.49

Non-GAAP Adjustments:

BHI restructuring, loss from operations and loss on sale	(298)	(0.01)	(4,632)	(0.12)

Write-off of RedEnvelope investment	(5,186)	(0.14)	—	—

GAAP net earnings	$4,166	$0.11	$14,904	$0.37

This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.